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                                                                     EXHIBIT 5.1


                     [DAVIS GRAHAM & STUBBS LLP LETTERHEAD]



                                 April ___, 2002

Board of Directors
Interstate Bakeries Corporation
12 East Armour Boulevard
Kansas City, MO 64111

              RE: REGISTRATION STATEMENT ON FORM S-3 (REG. NO. 333-______) RELATING TO 7,500,000 SHARES OF COMMON STOCK

Gentlemen:

         We are counsel to Interstate Bakeries Corporation (the "Company") and are providing this opinion in connection with the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on April ___, 2002 (the "Registration Statement"). The Registration Statement relates to the registration under the Securities Act of 1933, as amended, of 7,500,000 shares of common stock, par value $.01 per share (the "Shares"), that may be sold by Tower Holding Company, Inc. (the "Selling Stockholder").

         We have examined certain corporate records and proceedings of the Company, including actions taken by the Company with respect to the authorization and issuance of the Shares, and such other matters as we deemed necessary or appropriate for the purpose of furnishing this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to our opinion that the Shares offered for sale by the Selling Stockholder are fully paid, we are basing our opinion solely upon available financial records of the Company, certificates by the Company's officers and the representations in the Underwriting Agreement.

         The following opinion is limited solely to applicable federal law of the United States of America and the General Corporation Law of the State of Delaware. While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the General Corporation Law of the State of Delaware as we deemed appropriate in connection with the opinion expressed herein. Except as described, we have neither examined, nor do we express any opinion with respect to Delaware law.

         Based on and subject to the foregoing, we are of the opinion that the Shares offered for sale by the Selling Stockholder, as provided in the Registration Statement, are legally issued, fully paid and non-assessable.

         We hereby consent to the reference to this firm under the heading "Legal Matters" in the Registration Statement and in the Prospectus constituting a part thereof, as the counsel who will pass upon the validity of the Shares. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

                                                   Very truly yours,

                                                   /s/ DAVIS GRAHAM & STUBBS LLP